Exhibit 99.1

Equillium Reports Second Quarter 2022 Financial Results and
Provides Clinical Development Updates

LA JOLLA, California, August 15, 2022 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company focused on developing novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced financial results for the second quarter 2022 and provided an update on its clinical development programs.

“The second quarter focused largely on the execution of our development programs with itolizumab and our plans to advance the clinical development of our new multi-cytokine inhibitors, EQ101 and EQ102,” said Bruce Steel, chief executive officer at Equillium. “We are actively preparing to initiate a Phase 2 clinical study of EQ101 in alopecia areata and a Phase 1 SAD/MAD study of EQ102 – both of which are on track to commence during the second half of this year. At the same time, we continue to enroll our recently initiated Phase 3 EQUATOR study in acute graft-versus-host disease and look forward to the pending interim data from the Phase 1b EQUALISE study of itolizumab in patients with lupus nephritis.”

Program Highlights Since the Beginning of Q2 2022:

•
Presented translational and clinical data demonstrating itolizumab’s impact on effector T cell function in acute graft-versus-host disease (aGVHD) and treatment associated with high rates of overall clinical response in the treatment of aGVHD at the Transplantation & Cellular Meetings of the American Society of Transplantation and Cellular Therapy, and the 48th Annual Meeting of the European Society for Blood and Marrow Transplantation
•
Announced data confirming CD6 as a target to prevent pathogenic T cell recruitment into inflamed organs and that itolizumab-induced reduction of CD6 from T effector cells promotes the development and activity of T regulatory cells at the 48th Annual Meeting of the European Society for Blood and Marrow Transplantation, and IMMUNOLOGY2022, the annual meeting of The American Association of Immunologists
•
Introduced data from the company’s multi-cytokine inhibitor technology and platform focusing on the design and development of multi-specific cytokine inhibitors, and the importance of targeting biological synergy to optimize therapeutic outcomes at the 3rd Annual Cytokine-Based Drug Development Summit

Anticipated Upcoming Milestones & Catalysts:

•
Itolizumab - EQUALISE Phase 1b study: interim data from the Type B part of the study in patients with lupus nephritis expected mid-2022
•
EQ101 - Phase 2 study in alopecia areata initiation expected 2H 2022
•
EQ102 - Phase 1 study in normal healthy volunteers (NHV) and celiac disease patients expected to initiate in 2H 2022

Second Quarter 2022 Financial Results

Research and development (R&D) expenses for the second quarter of 2022 were $9.5 million, compared with $6.0 million for the same period in 2021. The increase was primarily due to greater clinical development expenses, driven by start-up costs related to the Phase 3 EQUATOR study.

General and administrative (G&A) expenses for the second quarter of 2022 were $4.1 million, compared with $2.9 million for the same period in 2021. The increase was primarily due to higher legal fees related to business development activities and greater employee compensation and consulting costs.

Net loss for the second quarter of 2022 was $14.1 million, or $(0.41) per basic and diluted share, compared with a net loss of $9.2 million, or $(0.31) per basic and diluted share for the same period in 2021. The increase in net loss was largely attributable to greater operating expenses.

Cash used in operations for the second quarter of 2022 was $11.3 million compared to $12.1 million in the first quarter of 2022. Key drivers of the quarter-over-quarter decrease in cash used in operations include payments made in the first quarter of 2022 related to 2021 annual bonuses and the Bioniz acquisition.

Cash, cash equivalents and short-term investments totaled $57.6 million as of June 30, 2022, compared to $68.8 million as of March 31, 2022. Equillium believes that its cash and investments, together with its existing and available committed equity line, are sufficient to fund its operations for at least the next 12 months.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM pathway. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited.

About Multi-Cytokine Platform: EQ101 & EQ102

Our proprietary multi-cytokine platform (MCP) generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach provides multi-cytokine inhibition at the receptor level and is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as JAK inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current MCP assets include EQ101, a first-in-class, tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a first-in-class, selective inhibitor of IL-15 and IL-21.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel immunomodulatory assets targeting immuno-inflammatory pathways. Itolizumab, a first-in-class monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells, is currently in a Phase 3 study for patients with acute graft-versus-host disease (aGVHD) and is in a Phase 1b study for patients with lupus/lupus nephritis. EQ101, a first-in-class tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15, is Phase 2 ready and expected to begin enrolling patients in an alopecia areata study in the second half of 2022. EQ102, a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21, is ready for clinical development and expected to begin enrolling patients in a Phase 1 study anticipated to include normal healthy volunteers and celiac disease patients, in the second half of 2022.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding the potential benefit of treating patients with aGVHD or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab including the expected timing of initiating, completing and announcing further results from the EQUALISE study, Equillium’s plans and expected timing for developing EQ101 and EQ102 including the expected timing of initiating, completing and announcing further results from Phase 2 and Phase 1 studies, respectively, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, Equillium’s cash runway, and Equillium’s plans and expected timing for developing its product candidates and potential benefits of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the abilities of the leadership team to perform as expected; Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting EDGAR on the SEC web site at http://www.sec.gov and on the Company’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30,	December 31,
	2022	2021

Cash, cash equivalents and short-term investments	$57,562	$80,711
Prepaid expenses and other assets	3,492	3,049
Operating lease right-of-use assets	1,418	1,645
Total assets	$62,472	$85,405
Current liabilities	15,188	8,915
Long-term notes payable	5,992	8,750
Long-term operating lease liabilities	1,025	1,235
Total stockholders' equity	40,267	66,505
Total liabilities and stockholders' equity	$62,472	$85,405

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Operating expenses:
Research and development	$9,488	$5,985	$20,251	$11,865
Acquired in-process research and development	-	-	23,049	-
General and administrative	4,064	2,858	7,581	5,673
Total operating expenses	13,552	8,843	50,881	17,538
Loss from operations	(13,552)	(8,843)	(50,881)	(17,538)
Other expense, net	(577)	(315)	(665)	(611)
Net loss	$(14,129)	$(9,158)	$(51,546)	$(18,149)
Net loss per common share, basic and diluted	$(0.41)	$(0.31)	$(1.56)	$(0.64)
Weighted-average number of common shares outstanding, basic and diluted	34,292,642	29,076,562	33,085,917	28,205,805